Exhibit 99.B(d)(31)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT FOR THE
SEI INSTITUTIONAL INVESTMENTS TRUST

THIS AMENDMENT to the Investment Sub-Advisory Agreement for the SEI Institutional Investments Trust between SEI Investments Management Corporation (the “Adviser”) and Brigade Capital Management, LP (the “Sub-Adviser), is made effective as of the 5 day of December 2018.

WHEREAS, the Sub-Adviser and the Adviser previously entered into an Investment Sub-Advisory Agreement dated as of March 31, 2009 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement with respect to Paragraph 16; and

NOW, THEREFORE, the parties to this Amendment, intending to be legally bound, agree as follows:

1. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Agreement.

2. Unless otherwise set forth herein, all provisions of the Agreement shall remain in effect.

3.             The following section is hereby added to Paragraph 16 of the Agreement.

(c)          PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

SEI Investments Management Corporation	Brigade Capital Management
By:	By:
/s/William T. Lawrence	/s/Aaron Daniels
Name:	Name:
William T. Lawrence	Aaron Daniels
Title:	Title:
Vice President	General Counsel & Chief Compliance Officer